Exhibit 99.(j)(i)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement No. 033-37459 on Form N-1A of our report dated December 16, 2020, relating to the financial statements and financial highlights of Schwab 1000 Index Fund, a fund of Schwab Investments (the “Fund”), appearing in the Annual Report on Form N-CSR of the Fund for the year ended October 31, 2020, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Portfolio Holdings Disclosure” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Denver, Colorado

February 24, 2021